CLOSING AGENDA
CONIFER HOLDINGS, INC.

March 13, 2017

1. Ninth Amendment to Amended and Restated Credit Agreement and Waiver (13560438)
2. Consistency Letter (13577056) (Bank and Bodman Only)

NINTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

THIS NINTH ~~AMENDMENT TO AMENDED~~ AND RESTATED CREDIT AGREEMENT AND WAIVER ("Amendment") dated as of March 13, 2017, by and between Conifer Holdings, Inc., a Michigan corporation ("Company") and Comerica Bank ("Bank").

RECITALS:

A. Company and Bank entered into an Amended and Restated Credit Agreement dated as of September 29, 2014, as amended by seven amendments ("Agreement").

B. Company and Bank desire to amend the Agreement all as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

> "Fixed Charge Coverage Ratio (1)" shall mean, as of any date of determination, a ratio, the numerator of which is Consolidated Net Income of Company less net income from Subsidiaries (to the extent included in Net Income when applying the consolidated basis of accounting, in accordance with GAAP) for the four preceding fiscal quarters ending on such date, plus to the extent deducted in determining Net Income, interest expense, depreciation and amortization expenses (only to the extent directly recorded in Company) for such period, plus the Dividend Paying Capacity of all Insurance Subsidiaries plus dividends received in cash by Company from its Subsidiaries during such period and the denominator of which is the sum of (A) the amount of all dividends paid by Company to its shareholders during such period, (B) all scheduled principal and interest payments with respect to Funded Debt of Company during such period, (C) all payments by Company with respect to Capital Leases during such period, and (D) an amount equal to 16.67% multiplied by the first $12,500,000 of the Revolving Credit Facility Amount."

2. Section 7.13 of the Agreement is amended to read as follows:

> "7.13 Maintain as of the end of each fiscal quarter of Company a Tangible Effective Net Worth of not less than the following amounts during the periods specified below:

March 31, 2017 through December 30, 2017	$62,000,000
December 31, 2017 and thereafter	$64,000,000"

3. Company violated the provisions of Section 7.13 of the Agreement for the fiscal quarter ended December 31, 2016 (the "Covenant Violation"). The Bank hereby waives any event of default under the Agreement resulting from the Covenant Violation. This waiver shall

not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the other loan documents, or to constitute a waiver or release by any of the Bank of any right, remedy or event of default under the Agreement or any of the other loan documents, except to the extent expressly set forth above. Furthermore, this waiver shall not affect in any manner whatsoever any rights or remedies of the Bank with respect to any other non-compliance by the Company with the Agreement or the other loan documents whether in the nature of an event of default or otherwise, and whether now in existence or subsequently arising.

4. Company hereby represents and warrants that, after giving effect to the provisions of this Amendment, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

5. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

6. Company hereby waives, discharges, and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

7. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) payment by Company to Bank of a non-refundable amendment and waiver fee in the amount of $52,500.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK

By: Paul G Russo
Paul G. Russo

Its: Vice President

CONIFER HOLDINGS, INC.

By: [signature]

Its: president

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